FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
August 4, 2014	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Announces New Well in Edge License

Salt Lake City, August 4, 2014 – FX Energy, Inc. (NASDAQ: FXEN), today announced it has selected a drill site for its third well in the Edge license.  The Company’s two previous wells in the license, Tuchola-3K and Tuchola-4K, both are commercial and in development for production.  The new well, Angowice-1, targets a Devonian reefoidal buildup, similar to the productive horizon at the Tuchola field.  The Angowice-1 is located approximately 12 kilometers west of the Tuchola wells and is one of four similar prospects clustered together.

The Angowice-1 well will be drilled to a depth of approximately 4,000 meters into the middle Devonian.  Drilling is expected to commence at the end of September, subject to required permits and contractor agreements.  If the well is commercial it will likely be tied into the production facility to be built for the Tuchola wells, approximately 12 kilometers to the east.

“The Angowice-1 well is based on the same Devonian reefoidal buildup model that we used to identify the Tuchola field,” said Jerzy Maciolek, Vice President of International Exploration.  “We think this model holds a lot of potential for the Edge license.  But we need to remember this is only our third well in the license and we are at the very beginning of the learning curve.”

The Angowice-1 well will test one of four prospects identified on a 3D seismic grid covering 240 square kilometers.  Several additional leads on this grid are still undergoing geophysical interpretation, which is expected to be complete early fourth quarter.  The Company plans to select one more location to begin drilling late this year.

The Edge license covers approximately 730,000 acres.  The Company operates and owns 100% of the working interest.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the U.S. and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Select Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction, or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability; or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned, or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration, it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential, or likelihood of discovery respecting exploration targets are certainly not guarantees of discovery, the actual presence or recoverability of hydrocarbons, or the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.